Exhibit 8.1

FAST Acquisition Corp.

109 Old Branchville Road

Ridgefield, CT 06877

Re:United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to FAST Acquisition Corp., a Delaware corporation (the “Company”) in connection with the transactions contemplated by the agreement and plan of merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among the Company, Fertitta Entertainment, Inc., a Texas corporation (“FEI”), FAST Merger Corp., a Texas corporation (“FAST Merger Corp.”) and FAST Merger Sub Inc., a Texas corporation (“Merger Sub”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of June 30, 2021. Pursuant to the Merger Agreement, (i) the Company will change its jurisdiction of incorporation to Texas by merging with and into FAST Merger Corp., with FAST Merger Corp. surviving the merger (the “TX Merger”), pursuant to the agreement and plan of merger, dated as of February 1, 2021, by and between the Company and FAST Merger Corp. (the “TX Merger Agreement”), (ii) following the TX Merger, Merger Sub will merge with and into FEI (the “Merger”), with FEI surviving the merger and the stockholders of FEI will receive shares of Class B common stock of New FEI  and (iii) immediately following the Merger, FEI shall merge with and into Florida Merger Sub LLC (“LLC Sub”), a wholly owned subsidiary of FAST Merger Corp., with LLC Sub surviving such merger as a direct, wholly owned subsidiary of FAST Merger Corp. (the transactions described in clause (ii) and (iii) collectively, the “Business Combination”). In connection with the Business Combination, FAST Merger Corp. will change its name (“New FEI”). This opinion is being delivered in connection with the Registration Statement of the Company on Form S-4, originally filed on August 2, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the form of Certificate of Incorporation of New FEI (the “Certificate of Incorporation”) to be effective upon the TX Merger; (iv) the form of By-laws of New FEI to be effective upon the TX Merger (the “By-laws”); (v) the representation letter of an officer of the Company (the “Representation Party”) delivered to us for purposes of this opinion (the “Representation Letter”); and (vi) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

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In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Party, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct through the closing of the Business Combination without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the TX Merger and the Business Combination will be consummated in the manner described in the Merger Agreement and the Registration Statement, will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letter accurately and completely reflect the facts relating to the TX Merger and the Business Combination.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letter.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the TX Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion is being delivered prior to the consummation of the TX Merger and the Business Combination and therefore is prospective and dependent on future events.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

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In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings  “Material U.S. Federal Income Tax Consequences of the TX Merger” in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Winston & Strawn LLP